SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	September 27, 2005
(Date of earliest event reported)	September 22, 2005

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 22, 2005, we entered into a Fourth Amendment to our $1.2 billion five-year credit agreement ("Credit Agreement") with Bank of America, N.A., as Administrative Agent for the Lenders and as a Lender and Letter of Credit Issuer, and the Lenders. The Credit Agreement was originally effective on September 17, 2004, and the Fourth Amendment is effective as of September 1, 2005.

On September 22, 2005, we also entered into a First Amendment to our $1 billion, 364-day bridge credit facility ("Bridge Facility") with a syndicate of banks, co-managed by Citigroup Global Markets Inc. and UBS Securities LLC. The Bridge Facility was originally effective on June 27, 2005, and the First Amendment is effective as of September 1, 2005.

The Fourth Amendment to the Credit Agreement and the First Amendment to the Bridge Facility both change the definition of Consolidated Net Worth to eliminate the effect of gains and losses recorded in other comprehensive income (loss) in our financial statements as a result of certain of our commodity hedging agreements. The current practical effect of the amendments is to increase the amount of indebtedness we may incur while maintaining compliance with the covenants in the Credit Agreement and the Bridge Facility that limit our debt-to-capital ratio.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant. See description under Item 1.01 of this Form 8-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	September 27, 2005	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer (Principal Financial Officer)

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